Exhibit 10.30

MMCDC SENIOR LOAN NOTE

$14,480,500.00	March 30, 2007

1.             FOR VALUE RECEIVED, OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Borrower”), hereby promises to pay to the order of MMCDC NEW MARKETS FUND II, LLC, a Delaware limited liability company (the “Lender”), the principal sum of Fourteen Million Four Hundred Eighty Thousand Five Hundred and No/l00ths ($14,480,500.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, the Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein pursuant to that certain Construction and Term Loan Agreement of even date herewith by and between the Lender and the Borrower (as it may be amended, modified, supplemented, extended or restated from time to time, the “Loan Agreement”), and which remains unpaid, in lawful money of the United States and immediately available funds according to the terms and conditions of the Loan Agreement and this MMCDC Senior Loan Note (“Note”). This Note is issued pursuant to the terms and provisions of the Loan Agreement and is entitled to all of the benefits provided for in the Loan Agreement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement.

2.             Interest Rate. Subject to the provisions of the Loan Agreement, including but not limited to Section 2.04 with respect to the Maximum Rate and this Note, the outstanding principal balance of this Note shall bear interest at a monthly fluctuating yearly rate equal to the prime rate reported on each day by the Wall Street Journal in its daily listing of money rates, defined therein as “the base rate on corporate loans posted by at least 75 percent of the nation’s 30 largest banks” (the “Index Rate”) plus one hundred (100) basis points (the “Applicable Rate”). If the Index Rate is no longer available, the Lender will select a new index which is based upon comparable information and give the Borrower a notice of the selected new index. The Applicable Rate shall initially be determined as of the date of the first Advance pursuant to the Loan Agreement and shall thereafter be adjusted monthly. All such adjustments to the Applicable Rate shall be made and become effective as of the first day of each calendar month (each such day hereinafter being referred to as an “Adjustment Date”) and shall remain in effect until and including the last day of each calendar month following the applicable Adjustment Date. All such adjustments to the Applicable Rate shall be made and become effective as of each subsequent Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date.

3.             Default Interest. In addition to the rights and remedies set forth in the Loan Agreement and this Note: (a) if the Borrower fails to make any payment to the Lender within five (5) days of its due date, then at the Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 5% per annum in excess of the Applicable Rate that would otherwise be applicable to such obligation or payment; (b) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at the Lender’s option in each instance, the unpaid balance of the MMCDC Senior Loan shall bear interest from the date of the Event of Default or such later date as the Lender shall elect at 5% per annum in excess of the Applicable Rate that would otherwise be in effect with respect to the MMCDC Senior Loan; and (c) after the maturity of the MMCDC Senior Loan and this Note, whether by reason of acceleration or otherwise, the unpaid principal balance of the MMCDC Senior Loan and this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 5% per annum in excess of the Applicable Rate that would otherwise be in effect with respect to the

MMCDC Senior Loan under the terms of this Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the date of each calendar month on which interest would otherwise be paid pursuant to this Note (“Default Rate”).

4.             Late Charge. If any payment due under any Loan Documents is not paid within five 5 days of the due date thereof, the Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment (“Late Charge”).

5.             Interest Only Payments. Commencing on the first (1st) day of the first (1st) month following the date of the first Advance, and continuing on the first (1st) day of each and every succeeding calendar month thereafter until the eighty-fourth (84th) month following the date of the initial Advance, the Borrower shall make Eighty-four (84) consecutive monthly interest only payments to the Lender, the amount of which interest-only-payment shall accrue on the entire unpaid outstanding principal amount of the MMCDC Senior Loan and this Note applying the Applicable Rate.

6.             Amortization Period Payments; Maturity. In addition to the interest only payments as required in Section 5 above, commencing on the first (1st) day of the eighty-fifth (85th) month following the date of the initial Advance (the “Amortization Date”), and continuing on the first (1st) day of each and every month thereafter through and until the Maturity Date, the Borrower shall pay to the Lender, the sum of: (A) the amount calculated at the sole discretion of the Lender by amortizing the aggregate unpaid principal amount of the MMCDC Senior Loan and this Note outstanding over forty-eight (48) monthly and substantially equal payments of principal of the MMCDC Senior Loan and this Note outstanding (4 year equal amortization period) until paid in full on the Maturity Date; and (B) the amount of accrued interest determined at the sole discretion of the Lender by applying the Applicable Rate on the aggregate unpaid principal sum of the MMCDC Senior Loan and this Note outstanding. The MMCDC Senior Loan and this Note mature on the Maturity Date and any and all outstanding principal amount of the MMCDC Senior Loan and this Note and accrued and unpaid interest thereon and any and all fees and other charges that Borrower may owe under this Note, the Loan Agreement or any other Loan Documents with respect to the MMCDC Senior Loan, if not paid sooner, shall be due and payable in full on the Maturity Date.

7.             Pre payment of MMCDC Senior Loan. The MMCDC Senior Loan and this Note cannot be prepaid in whole or in part prior to August 1, 2014. After such date, Borrower may, by notice to the Lender, prepay the outstanding amount of the MMCDC Senior Loan and this Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium. In the event the MMCDC Senior Loan and this Note is prepaid, in whole or in part, prior to August 1, 2014, whether voluntarily by the Borrower or by reason of acceleration of the MMCDC Senior Loan and this Note or otherwise, it shall be an Event of Default under this Note, the Loan Agreement and the Loan Documents. Any prepayment does not otherwise affect the Borrower’s obligation to pay any fees due under this Note or the Loan Agreement.

8.             Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under the Loan Documents shall be made to AgStar Financial Services, PCA, a federal instrumentality, in its capacity as the servicer of the MMCDC Senior Loan (the “Servicer”) pursuant to the Loan Servicing and Agency Agreement of even date herewith (“Servicing Agreement”) until otherwise notified in writing by Lender, in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 P.M. (Minneapolis, Minnesota time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All payments and prepayments shall, at the option of the Lender, be applied first to costs of collection, if any, second to any late charges, third to accrued interest on this Note, and lastly to principal (and, with respect to prepayments, to installments of principal in the inverse order of maturity).

9.             Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

10.           Computations. Interest shall be calculated based upon a 360-day year and actual days elapsed; provided, however, that the first monthly payment of interest shall be calculated based on the period through the 6th day of the first month after the initial Advance, and thereafter through the 6th day of the succeeding month.

11.           Disbursements of the principal of this Note will be made pursuant to the terms of the Loan Agreement and the Disbursing Agreement.

12.           This Note is secured by, among other instruments, the Mortgage (as defined in the Loan Agreement) covering various parcels of real property, fixtures, and personal property located in Otter Tail County, Minnesota, the Security Agreement (as defined in the Loan Agreement) and the Uniform Commercial Code Financing Statements filed pursuant thereto (collectively, the “Collateral Documents”). In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Collateral Documents, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

13.           Upon the occurrence at any time of an Event of Default and the expiration of any applicable grace or cure period, or at any time thereafter while an Event of Default continues not cured, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand and Lender shall be entitled to exercise all remedies provided in this Note, the Loan Agreement or any of the Loan Documents.

14.           Upon the continuing occurrence of an Event of Default, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

15.           The Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

16.           Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

17.           If any provision of this Note shall be illegal or unenforceable, such provision shall be deemed canceled to the same extent as though it never had appeared herein, but the remaining provisions shall not be affected hereby.

18.           All notices, requests, demands and other communications required or permitted to be given hereunder will be given in the manner provided in the Loan Agreement.

19.           This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

20.           The Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the Loan Agreement and any instrument, agreement or document related hereto or thereto, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

21.           All rights, powers, privileges and immunities herein granted to Lender shall extend to its successor and assigns and any other legal holder of this Note, with full right by Lender to assign and/or sell same.

22.           THIS NOTE INCLUDES AND INCORPORATES HEREIN BY REFERENCE ALL OF THE TERMS, CONDITIONS, COVENANTS, AGREEMENTS AND PROVISIONS SET FORTH IN THE LOAN DOCUMENTS.

[Signature contained on following page]

IN WITNESS WHEREOF, the undersigned has set its signature and seal to this MMCDC Senior Loan Note as of the date first written above.

OTTER TAIL AG ENTERPRISES, LLC
a Minnesota limited liability company

By	/s/ Jerry Larson
Jerry Larson, President